                                                     DUQUESNE LIGHT EXHIBIT 12.1


                     Duquesne Light Company and Subsidiary

              Calculation of Ratio of Earnings to Fixed Charges
                            (Thousands of Dollars)

                                                               Six Months Ended
                                                                    June 30,
                                                                      2001              2000                1999
                                                                   ----------      ---------------------------------
FIXED CHARGES:
   Interest on long-term debt                                       $ 31,170         $  71,269           $  76,938
   Other interest                                                        321             3,149               4,809
   Monthly Income Preferred Securities dividend requirements           6,281            12,562              12,562
   Amortization of debt discount, premium and expense - net            1,109             2,276               2,516
   Portion of lease payments representing an interest factor           2,802             6,782              42,973
                                                                   ----------      ---------------------------------
     Total Fixed Charges                                            $ 41,683         $  96,038           $ 139,798
                                                                   ----------      ---------------------------------

EARNINGS:
   Income from continuing operations                                $ 25,340         $  92,584           $ 151,020
   Income taxes                                                       15,152            41,581              76,127*
   Fixed charges as above                                             41,683            96,038             139,798
                                                                   ----------      ---------------------------------
     Total Earnings                                                 $ 82,175         $ 230,203           $ 366,945
                                                                   ----------      ---------------------------------

RATIO OF EARNINGS TO FIXED CHARGES                                      1.97              2.40                2.62
                                                                   ==========      =================================

                                                                   Year Ended
                                                                   December 31,
                                                                      1998             1997                1996
                                                                   ----------      ---------------------------------
FIXED CHARGES:
   Interest on long-term debt                                       $  75,810        $  81,592           $  82,505
   Other interest                                                       1,290              752               1,632
   Monthly Income Preferred Securities dividend requirements           12,562           12,562               7,921
   Amortization of debt discount, premium and expense - net             5,266            5,828               5,973
   Portion of lease payments representing an interest factor           44,146           44,208              44,357
                                                                   ----------      ---------------------------------
     Total Fixed Charges                                            $ 139,074        $ 144,942           $ 142,388
                                                                   ----------      ---------------------------------

EARNINGS:
   Income from continuing operations                                $ 148,548        $ 141,820           $ 149,860
   Income taxes                                                        74,912*          73,838*             83,008*
   Fixed charges as above                                             139,074          144,943             142,388
                                                                   ----------      ---------------------------------
     Total Earnings                                                 $ 362,534        $ 360,601           $ 375,256
                                                                   ----------      ---------------------------------

RATIO OF EARNINGS TO FIXED CHARGES                                       2.61             2.49                2.64
                                                                   ==========      =================================
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   *Earnings related to income taxes reflect a $3.0 million, $12 million, $17 million and $12 million decrease for the twelve months ended December 31, 1999,
1998, 1997 and 1996, respectively, due to a financial statement reclassification related to Statement of Financial Accounting Standards No. 109, Accounting for
Income Taxes. The ratio of earnings to fixed charges, absent this reclassification equals 2.65, 2.69, 2.61 and 2.72 for the twelve months ended
December 31, 1999, 1998, 1997 and 1996, respectively.